                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A
                                 Amendment No. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           THE SPORTSMAN'S GUIDE, INC.
             (Exact name of registrant as specified in its charter)


                  Minnesota                                    41-1293081
   (State of incorporation or organization)        (I.R.S. Employer Identification No.)

411 Farwell Avenue, South St. Paul, Minnesota                    55075
   (Address of principal executive offices)                    (Zip Code)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

         Securities Act registration statement file number to which this form relates: _______ (if applicable).

         Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class                   Name of each exchange on which
           to be so registered                   each class is to be registered
           -------------------                   ------------------------------

                  None                                        None

         Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock Purchase Rights
                                (Title of class)

         The undersigned registrant hereby amends its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 12, 1999 with respect to its common stock purchase rights as set forth herein.

Item 1. Description of Registrant's Securities to be Registered.

         On March 1, 2005, the Board of Directors of The Sportsman's Guide, Inc. (the "Company") declared a 3-for-2 split of the Company's common stock, $.01 par value (the "Common Stock"), to be effected in the form of a 50% stock dividend (the "Distribution"), payable on April 15, 2005 to shareholders of record on March 25, 2005.

         In connection with the Distribution, the Board of Directors of the Company also made the required adjustments to the common stock purchase rights (the "Rights") issued in connection with each outstanding share of Common Stock and which will be issued in connection with each share of Common Stock distributed pursuant to the Distribution. The purchase price payable in the event of the exercise of the Rights was adjusted from $50.00 to $33.33 per share and the redemption price of each Right was adjusted from $.001 per Right to $.00066 per Right.

         The adjustments were made in accordance with the provisions of the Rights Agreement dated as of May 11, 1999 between the Company and Wells Fargo Bank, N.A., as successor to Norwest Bank Minnesota, N.A., as Rights Agent, which Rights Agreement is attached as an exhibit to the Company's Form 8-A filed with the Securities and Exchange Commission on May 12, 1999. A copy of the Certificate of Adjustment delivered to the Rights Agent pursuant to the Rights Agreement, which sets forth the required adjustments, is attached hereto as
Exhibit 4.2 and is incorporated herein by reference.

Item 2. Exhibits.

         4.1 Rights Agreement dated as of May 11, 1999 between The Sportsman's Guide, Inc. and Norwest Bank Minnesota, N.A., as Rights Agent, which includes as Exhibit A the form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Company's current report on Form 8-K dated May 11, 1999, File No. 0-15767).

         4.2      Certificate of Adjustment dated April 15, 2005

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    THE SPORTSMAN'S GUIDE, INC.


Date: April 15, 2005                By: /s/ Charles B. Lingen
                                        ----------------------------------------
                                        Name:  Charles B. Lingen
                                        Title: Executive Vice President of
                                               Finance and Administration/CFO

                                  EXHIBIT INDEX

Exhibit                    Description

4.1                        Rights Agreement dated as of May 11, 1999 between The
                           Sportsman's Guide, Inc. and Norwest Bank Minnesota,
                           N.A., as Rights Agent, which includes as Exhibit A the form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Company's current report on Form 8-K dated May 11, 1999, File No.
                           0-15767).

4.2                        Certificate of Adjustment dated April 15, 2005